Exhibit 4.1

ALLY FINANCIAL INC.

AND

THE BANK OF NEW YORK MELLON,

TRUSTEE

Sixth Supplemental Indenture

Dated as of June 9, 2022

to

Indenture

Dated as of July 1, 1982

SIXTH SUPPLEMENTAL INDENTURE, dated as of June 9, 2022, between Ally Financial Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), and The Bank of New York Mellon, a New York banking corporation (hereinafter called the “Trustee,” which term shall include any successor trustee appointed pursuant to Article Seven of the Indenture hereinafter referred to), as successor trustee to Morgan Guaranty Trust Company of New York.

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture, dated as of July 1, 1982 (hereinafter called the “Indenture”), providing for the issuance from time to time of one or more series of Securities evidencing unsecured indebtedness of the Company (hereinafter called “Securities”). Terms used in this Sixth Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture;

WHEREAS this Sixth Supplemental Indenture amends the Indenture, pursuant to Section 10.01 thereof, in order to incorporate certain changes relating to covenant breaches, events of default, remedies and permitted transfers with the amendments applying only to Securities issued after the time this Sixth Supplemental Indenture is executed and not applying to, or modifying the rights of, holders of any other Securities;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree for the equal and proportionate benefit of the respective holders from time to time hereafter of the Securities, as follows:

ARTICLE ONE.

AMENDMENT OF THE INDENTURE.

SECTION 1.01. Applicability. Except as otherwise may be provided pursuant to Section 2.03 of the Indenture with respect to any particular Security issued after the date hereof, Sections 1.02 and 1.03 of this Sixth Supplemental Indenture shall apply to Securities issued after the execution of this Sixth Supplemental Indenture and shall not apply to, or modify the rights of holders of, any Securities issued before such execution. Any such determination by the Company may (but need not) be set forth in an Officers’ Certificate or supplemental indenture establishing such Securities or series or in such other manner as the Company may determine. In the absence of any such determination, for purposes of this Section 1.01, a Security shall be deemed to be issued at the time of the original issuance of the Security pursuant to Section 2.01. The Trustee shall have no obligation to determine whether any Security has been issued after or before the execution of this Sixth Supplemental Indenture. The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any such determination made by the Company.

SECTION 1.02. Events of Default; Remedies.

(a) The first paragraph of Section 6.01 of the Indenture is hereby amended by deleting the existing clauses (a)-(c) and replacing such clauses with the following:

“(a) default in the payment of the principal of (or premium, if any, on) any of the Securities of such series as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, and continuance of such default for a period of thirty days; or

(b) default in the payment of any installment of interest upon any of the Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of thirty days; or

(c) [Intentionally omitted]; or”.

(b) The first paragraph of Section 6.01 of the Indenture is hereby amended by deleting “then, if an Event of Default described in clause (a), (b) or (c) shall have occurred and be continuing” and replacing it with “then, if an Event of Default described in clause (a) or (b) shall have occurred and be continuing”.

(c) Section 6.01 of the Indenture is hereby amended by adding the following paragraphs at the end of such Section:

“For the avoidance of doubt, except to the extent otherwise specifically provided pursuant to Section 2.03 with respect to a particular Security or Securities, neither the Trustee nor any securityholders shall be entitled to accelerate the maturity of any Security, nor shall the maturity of any Security be otherwise accelerated, as a result of a Covenant Breach.

Solely for purposes of this Article Six, the term “series” shall be deemed to refer to Securities with the same CUSIP number.”

SECTION 1.03. Covenant Breaches.

(a) Section 1.01 of the Indenture is hereby amended by adding the following definition immediately following the definition of “Company”:

“Covenant Breach:

The term “Covenant Breach” shall mean, with respect to a particular series, the failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Securities or in this Indenture contained for a period of thirty days after the date on which written notice specifying such failure, stating that such notice is a Notice of Covenant Breach hereunder and requiring the Company to remedy the same, shall have been given by registered or certified mail, return receipt requested to the Company by the Trustee, or to the Company and the Trustee by the holders of at least twenty-five per cent. in aggregate principal amount of the Securities at the time outstanding. A Covenant Breach shall not be an Event of Default with respect to any Security, except to the extent otherwise specifically provided pursuant to Section 2.03 with respect to such Security.”

(b) Clause (2) of Section 2.03 of the Indenture is hereby amended by deleting “and (l) any other terms or provisions of such series which shall not be inconsistent with the provisions of this Indenture” and replacing it with “(l) any addition to, elimination of or other change in the covenants set forth in Article Four or the definition of “Covenant Breach” set forth in Section 1.01; and (m) any other terms or provisions of such series which shall not be inconsistent with the provisions of this Indenture”.

(c) Section 6.07 of the Indenture is hereby amended to read in its entirety as follows:

“SECTION 6.07. Notice of Defaults. The Trustee shall, within ninety days after the occurrence of a default with respect to any series of which the Trustee has received written notice, give to the securityholders of such series, as the names and addresses of such holders appear on the registry books, notice by mail or electronic delivery of all defaults known to the Trustee, unless such defaults shall have been cured before the giving of such notice (the term “default” or “defaults” for the purposes of this Section being hereby defined to be any event or events, as the case may be, specified in clauses (a), (b), (d) and (e) of Section 6.01 and any Covenant Breach, not including periods of grace, if any, provided for therein and irrespective of the giving of the notice specified in the definition of “Covenant Breach” in Section 1.01); provided that, except in the case of default in the payment of the principal of (or premium, if any) or interest on any of the Securities of such series, the Trustee shall be protected in withholding such notice if and so long as a responsible officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the securityholders of such series.”

(d) The first paragraph of Section 7.01 of the Indenture is hereby amended to read in its entirety as follows:

“The Trustee, prior to the occurrence of an Event of Default or Covenant Breach of a particular series and after the curing of all Events of Default and Covenant Breaches of such series which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In case an Event of Default or Covenant Breach with respect to a particular series has occurred (which has not been cured), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.”

(e) The second paragraph of Section 7.01 of the Indenture is hereby amended by deleting “(a) prior to the occurrence of an Event of Default with respect to a particular series and after the curing of all Events of Default with respect to such series which may have occurred” and replacing it with “(a) prior to the occurrence of an Event of Default or Covenant Breach with respect to a particular series and after the curing of all Events of Default and Covenant Breaches with respect to such series which may have occurred”.

(f) The first paragraph of Section 10.01 is hereby amended by deleting the existing clause (b) and replacing such clause with the following:

“(b) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as its Board of Directors and the Trustee shall consider to be for the protection of the holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default, an Event of Default or a Covenant Breach permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;”

SECTION 1.04. Electronic Authentication of Notes.

The second paragraph of Section 2.05 is hereby amended by deleting the existing paragraph and replacing it with the following:

Only such Securities as shall bear thereon a certificate of authentication substantially in the form hereinbefore recited, executed by the Trustee by manual, facsimile or electronic signature of one of its authorized officers, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee upon any Security executed by the Company shall be conclusive evidence that the Security so authenticated has been duly authenticated and delivered hereunder and that the holder is entitled to the benefits of this Indenture.

ARTICLE TWO.

MISCELLANEOUS PROVISIONS.

SECTION 2.01. Other Terms of Indenture. Except insofar as otherwise expressly provided in this Sixth Supplemental Indenture, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect. To the extent set forth in Section 1.01 above, this Sixth Supplemental Indenture shall be a part of the Indenture.

SECTION 2.02. Governing Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 2.03. Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

SECTION 2.04. Recitals. The recitals contained in this Sixth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

ALLY FINANCIAL INC.

By:	/s/ Bradley J. Brown
Name: Bradley J. Brown
Title: Corporate Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President